Exhibit 99.1

4Front Ventures Announces Withdrawal of Brokered Offering and Appointment of New Board Chair

PHOENIX, July 5, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" of the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced its withdrawal of the brokered offering that was previously announced on June 26th. This strategic decision comes after a comprehensive review of current market conditions, including recent controversies regarding the federal regulatory outlook.

The Company also announced that current Company director Kris Krane became Chair of the Board in place of Robert Hunt, who is departing the Board. Mr. Krane has extensive experience in the cannabis industry, having previously served as the Company's President and played a key role in its growth and development. As a regulatory and business strategist, as well as a frequent speaker at cannabis conferences and events around the world, Mr. Krane has spent the last two decades working to advance the cannabis industry and movement. He has served as Associate Director of the National Organization for the Reform of Marijuana Laws ("NORML") and Executive Director of Students for Sensible Drug Policy, and is Chair Emeritus of the National Cannabis Industry Association Board of Directors. An Illinois resident, Krane's deep industry knowledge and local presence align with 4Front's strategic focus on growth in that state.

Mr. Hunt's departure is not in connection with any known disagreement with the Company on any matter relating to the Company's operations, policies, or practices, including accounting principles and practices.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit 4frontventures.com.

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SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/July2024/05/c9727.html

%CIK: 0001783875

For further information: 4Front Investor Contact: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, (602) 428-5337; 4Front Media Contact, pr@4frontventures.com

CO: 4Front Ventures Corp.

CNW 07:00e 05-JUL-24